Exhibit 10.2

AMENDMENT TO STOCK APPRECIATION RIGHTS AGREEMENTS

This Amendment to Stock Appreciation Rights Agreements is made and entered into effective as of June 15, 2017, by and between DaVita Inc., a Delaware corporation (the “Company”), and Roger J. Valine (the “Grantee”).
WHEREAS, in connection with Grantee’s annual compensation from the Company for his service as a non-employee member of the Board of Directors (the “Board”) of the Company, and pursuant to the Company’s 2011 Incentive Award Plan (the “Plan”), the Company granted to Grantee each of the Stock-Settled Stock Appreciation Rights (“SSARs”) awards set forth below (collectively, the “SSAR Grants”):

Grant Date	Number of SSAR Base Shares	Expiration Date
June 17, 2014	5,414	6/17/2019
June 16, 2015	4,662	6/16/2020
June 20, 2016	5,015	6/20/2021
WHEREAS, the Company and Grantee entered into Stock-Settled Stock Appreciation Rights Agreements dated as of June 17, 2014, June 16, 2015 and June 20, 2016, respectively (the “SSAR Agreements”), that set forth the terms and conditions applicable to the SSAR Grants;
WHEREAS, pursuant to Section 2.53 of the Plan, the Plan “Administrator,” which is the Board for purposes of matters pertaining to awards to directors of the Company pursuant to Section 13.1 of the Plan, has the authority within its sole discretion to make determinations and changes with respect to the SSAR Grants regarding the time within which Mr. Valine must exercise the SSARs, including by extending the time that Mr. Valine otherwise would have had to exercise the awards;
WHEREAS, in connection with Mr. Valine’s retirement from the Board, Mr. Valine and the Company entered into a Consulting Agreement as of June 15, 2017 pursuant to which Mr. Valine will provide certain services to the Company for a term of no less than one year (the “Consulting Agreement”);
WHEREAS, by resolutions adopted by the Board on June 14, 2017 and in consideration of Mr. Valine entering into the Consulting Agreement, the Board revised the SSAR Grants to provide that rather than having three (3) months from Termination of Service (as defined in the Plan) within which Mr. Valine must exercise the SSARs, Mr. Valine would be able to exercise the SSARs at any time up until the original expiration dates of the SSAR Grants; and
WHEREAS, in order to have the SSAR Agreements be consistent with and reflect the action taken by the Board, the Company and Grantee desire to amend the SSAR Agreements pursuant to Section 11 thereof;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.The parties acknowledge that prior to the amendment contemplated herein, the language of Section 2(b) of each of the respective SSAR Agreements reads as follows:

(b)    This SAR shall expire and cease to be exercisable on the earlier to occur of:

(i) the Expiration Date,

    (ii) the date which is three (3) months after the date on which the Grantee's membership on the Board of Directors of the Company terminates unless such termination is the result of Grantee's death (or Grantee dies during the three (3) month period following the termination of his or her membership on the Board of Directors of the Company) or Grantee was disabled (within the meaning of Section 22(e)(3) of the Code) at the time of such termination of membership on the Board of Directors of the Company, or

(iii) the date which is one (1) year from the date of termination of Grantee's membership on the Board of Directors if such termination is the result of Grantee's death (or Grantee dies during the three (3) month period following the termination of his or her membership on the Board of Directors of the Company) or Grantee was disabled (within the meaning of Section 22(e)(3) of the Code) at the time of such termination of membership on the Board of Directors.

(iv) Notwithstanding the foregoing, the SAR shall terminate no later than the Expiration Date, regardless of whether or not Grantee remains a member of the Board of Directors of the Company.

2. The parties agree that each of the respective SSAR Agreements shall be amended such that after the amendment, the language of Section 2(b) of the respective SSAR Agreements shall read in its entirety as follows:
“(b)    This SAR shall expire and cease to be exercisable on the Expiration Date.”
For the avoidance of doubt, the Expiration Date as defined in the SSAR Agreements for the 2014, 2015 and 2016 SSAR Grants, respectively, are June 17, 2019, June 16, 2020 and June 20, 2021.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Stock Appreciation Rights Agreements.

COMPANY		GRANTEE

By	/s/ Chetan P. Mehta	/s/ Roger J. Valine
	Chetan P. Mehta	Roger J. Valine
Group Vice President, Finance
Date:	8/01/17	Date:	8/01/17